Exhibit 99.1

       FBL Financial Group Reports First Quarter 2005 Results;
             Net Income Up 31 Percent to $0.59 Per Share

    WEST DES MOINES, Iowa--(BUSINESS WIRE)--May 9, 2005--



Financial Highlights
(Dollars in thousands, except per share data)

                                                   Three Months Ended
                                                       March 31,
                                                     2005      2004
                                                  --------------------
Net income applicable to common stock               $17,167   $13,144
Operating income applicable to common stock          16,807    12,654
Earnings per common share (assuming dilution):
     Net income                                        0.59      0.45
     Operating income                                  0.57      0.44
----------------------------------------------------------------------


    FBL Financial Group, Inc. (NYSE:FFG) today announced that diluted net income per common share increased 31 percent to $0.59 ($17,167,000) for the quarter ended March 31, 2005 from $0.45 ($13,144,000) in the year ago quarter.
    Operating Income(1). Operating income increased to $16,807,000 for the quarter ended March 31, 2005, from $12,654,000 in the first quarter of 2004. Diluted operating income per common share increased 30 percent to $0.57 in the first quarter of 2005 from $0.44 in the first quarter of 2004. Operating income differs from the GAAP measure, net income, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.
    Commenting on FBL's first quarter results, Chief Executive Officer Bill Oddy stated, "We are very pleased with our 31 percent increase in net income per share, our 30 percent increase in operating income per share and our 43 percent increase in collected premiums. Farm Bureau Life had a solid quarter with collected premiums of $122 million. EquiTrust Life collected $201 million in premiums in the first quarter, led by its independent agent channel which achieved a record $185 million in premiums and is on track to reach its target of $750 million for the year. Likewise, we continue growth in EquiTrust's agent count as it increased 27 percent during the quarter."
    "With these strong first quarter results and our growing sales, we are optimistic about the remainder of the year. Therefore, we expect our full year 2005 net income and operating income per share to be toward the high end of the $2.00 to $2.10 range we previously provided," Oddy added.
    Product Revenues Up. Premiums and product charges for the first quarter of 2005 increased two percent to $57,121,000 from $55,827,000 in the first quarter of 2004. This increase was driven by eight percent growth in interest sensitive and index product charges due primarily to an increase in the volume and aging of business in force.
    Premiums collected in the first quarter of 2005 increased 43 percent to $322,634,000 from $226,376,000 in the first quarter of 2004. This increase reflects growth in FBL's EquiTrust Life independent channel, which had $185,339,000 of premiums collected in the first quarter of 2005. Premiums collected from FBL's exclusive distribution channel totaled $121,980,000 in the first quarter of 2005, a decline of three percent, primarily due to lower sales of Farm Bureau Life's annuity products.
    Investment Income. Net investment income in the first quarter of 2005 increased 16 percent to $114,106,000 from $98,546,000 in the first quarter of 2004. This increase is due to an increase in average invested assets resulting primarily from premium inflows from Farm Bureau Life and EquiTrust Life. Net investment income in the first quarter of 2005 includes $882,000 of non-recurring investment income relating to the redemption of a bond that had been impaired in a prior period and the payment of past due interest. The annualized yield earned on average invested assets, with securities at cost, was 6.40 percent for the three months ended March 31, 2005, compared to 6.34 percent for the first quarter of 2004. The 2005 yield reflects the non-recurring investment income, an increase in investment fee income and a more fully invested portfolio with a lower cash position. Investment fee income, which includes income from bond calls and mortgage loan prepayments, totaled $340,000 in the first quarter of 2005 compared to a loss of $156,000 in the first quarter of 2004.
    Derivative Income (Loss). FBL's derivative income (loss) totaled a loss of $12,400,000 in the first quarter of 2005, compared to income of $4,212,000 in the first quarter of 2004. This loss primarily reflects a decrease in the value of the underlying equity market indices on which call options supporting FBL's index annuity business are based. Gains from these options are generally passed on to the contract holders in the form of index credits.
    Realized Gains on Investments. In the first quarter of 2005, FBL recognized net realized gains on investments of $412,000 compared to $64,000 in the first quarter of 2004. First quarter 2005 realized gains include realized gains from sales of securities of $2,275,000 and realized losses from sales of securities of $1,863,000.
    Benefits and Expenses. Benefits and expenses totaled $137,272,000 in the first quarter of 2005, compared to $143,640,000 in the first quarter of 2004. This decrease reflects a decline in index product benefits primarily due to less appreciation in the underlying equity market indices on which options are based. Mortality experience was in line with expectations.
    Income (Loss) from Equity Investments. Equity income (loss), net of related income taxes, was a loss of $259,000 in the first quarter of 2005, compared to income of $255,000 in the first quarter of 2004. Included in equity income is FBL's share of income and losses from investments in various partnerships and joint ventures, the majority of which are booked a quarter in arrears.
    Operating Results by Segment. FBL's operating results for the first quarter of 2005 reflect an increase in all product segments, with the largest increase in the traditional annuity - exclusive distribution segment, which had a 40 percent increase in pre-tax operating income to $8,774,000. Segment results for the first quarter of 2005 are impacted by a change in capital allocation and a change in methodology in how indirect expenses are allocated among segments. Further detail of these changes and results by segment are provided in FBL's financial supplement, which is available on FBL's web site, www.fblfinancial.com.
    Assets Total $9.3 Billion. Total assets increased $169,308,000 to $9.3 billion at March 31, 2005, from $9.1 billion at December 31, 2004. At March 31, 2005, 95 percent of the fixed maturity securities in FBL's investment portfolio were investment grade debt securities. Book value per common share totaled $28.38 at March 31, 2005 compared to $28.87 at December 31, 2004. Book value per share excluding accumulated other comprehensive income(2) increased to $24.42 at March 31, 2005, from $23.96 at December 31, 2004.
    Conference Call. FBL management will hold a conference call with investors to discuss first quarter 2005 results. The call will be held tomorrow, May 10, 2005, at 11 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL's web site, www.fblfinancial.com.
    The statements in this release concerning FBL's prospects for the future are forward-looking statements that involve certain risks and uncertainties, including the continued acceptance of FBL's insurance products by customers, the continued success of FBL's marketing efforts, the marketing success of FBL's alliance partners, and fluctuations in mortality experience and investment results. These forward-looking statements are based on assumptions which FBL Financial Group believe to be reasonable. No assurance can be given that the assumptions will prove to be correct, and the difference between assumptions and actual results could be material.
    FBL Financial Group (www.fblfinancial.com) is a holding company whose primary operating subsidiaries are Farm Bureau Life Insurance Company and EquiTrust Life Insurance Company. FBL underwrites, markets and distributes life insurance, annuities and mutual funds to individuals and small businesses. In addition, FBL manages all aspects of three Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL's three-pronged growth strategy includes (1) growth through its traditional Farm Bureau Life distribution channel,
(2) growth in EquiTrust Life through independent and other distribution channels and (3) acquisitions or consolidations.



                       FBL Financial Group, Inc.
             Consolidated Statements of Income (Unaudited)
             (Dollars in thousands, except per share data)


                                                 Three months ended
                                                      March 31,
                                                  2005        2004
                                               ----------- -----------
REVENUES
 Interest sensitive and index product charges     $23,768     $22,019
 Traditional life insurance premiums               33,333      33,734
 Accident and health premiums                          20          74
 Net investment income                            114,106      98,546
 Derivative income (loss)                         (12,400)      4,212
 Realized gains on investments                        412          64
 Other income                                       4,969       4,701
                                               ----------- -----------
   Total revenues                                 164,208     163,350
BENEFITS AND EXPENSES
 Interest sensitive and index product benefits     55,558      63,270
 Traditional life insurance and accident and
  health benefits                                  20,771      21,825
 Increase in traditional life and accident and
  health future policy benefits                     8,250       6,732
 Distributions to participating policyholders       6,164       6,723
 Underwriting, acquisition and insurance
  expenses                                         38,468      38,359
 Interest expense                                   3,295       2,033
 Other expenses                                     4,766       4,698
                                               ----------- -----------
   Total benefits and expenses                    137,272     143,640
                                               ----------- -----------
                                                   26,936      19,710
Income taxes                                       (9,374)     (6,720)
Minority interest in loss of subsidiaries             (98)        (63)
Equity income (loss), net of related income
 taxes                                               (259)        255
                                               ----------- -----------
Net income                                         17,205      13,182
Dividends on Series B preferred stock                 (38)        (38)
                                               ----------- -----------
Net income applicable to common stock             $17,167     $13,144
                                               =========== ===========

Earnings per common share - assuming dilution       $0.59       $0.45
                                               =========== ===========

Weighted average common shares                 28,759,200  28,391,050
Effect of dilutive securities                     514,208     641,285
                                               ----------- -----------
Weighted average common shares - diluted       29,273,408  29,032,335
                                               =========== ===========


    (1) Reconciliation of Net Income to Operating Income (Unaudited)

    In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. Prior to 2005, operating income included the changes in net unrealized gains and losses on derivatives that were not designated as hedges. The impact of this change in definition for the first quarter of 2004 was to decrease operating income $0.02 per share. Operating results for 2004 have been modified to conform to the 2005 presentation. Further detail on this change is provided in FBL's March 31, 2005 financial supplement, available at www.fblfinancial.com.
    FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income. This non-GAAP measure is used for goal setting, determining company-wide bonuses and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation of net income to operating income is provided in the following table (dollars in thousands, except per share data):


                                                  Three months ended
                                                       March 31,
                                                    2005       2004
                                                 ---------- ----------

Net income applicable to common stock              $17,167    $13,144
Adjustments:
   Net realized gains/losses on investments (a)       (527)       210
   Net change in unrealized gains/losses on
    derivatives (a)                                    167       (700)
                                                 ---------- ----------
Operating income applicable to common stock        $16,807    $12,654
                                                 ========== ==========

Operating income per common share - assuming
 dilution                                            $0.57      $0.44
                                                 ========== ==========


(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred policy acquisition costs, deferred sales inducements, value of insurance in force acquired and income taxes attributable to gains and losses on investments and derivatives.


              (2) Reconciliation of Book Value Per Share
     Excluding Accumulated Other Comprehensive Income (Unaudited)


                                               March 31,  December 31,
                                                 2005         2004
                                              ----------- ------------
Book value per share                              $28.38       $28.87
Less: Accumulated other comprehensive income        3.96         4.91
                                              ----------- ------------
Book value per share, excluding accumulated
 other comprehensive income                       $24.42       $23.96
                                              =========== ============


    Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $114.4 million at March 31, 2005 and $141.2 million at December 31, 2004. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair market value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.



                       FBL Financial Group, Inc.
           Condensed Consolidated Balance Sheets (Unaudited)
             (Dollars in thousands, except per share data)


                                               March 31,  December 31,
                                                 2005         2004
                                              ----------- ------------
Assets
Investments                                   $7,626,007   $7,501,680
Cash and cash equivalents                         17,174       27,957
Deferred policy acquisition costs                614,977      587,391
Deferred sales inducements                        93,936       78,443
Other assets                                     363,552      353,236
Assets held in separate accounts                 554,398      552,029
                                              ----------- ------------
Total assets                                  $9,270,044   $9,100,736
                                              =========== ============

Liabilities and stockholders' equity
Policy liabilities and accruals               $6,856,574   $6,650,973
Other policyholders' funds                       556,257      549,968
Debt                                             263,560      263,183
Other liabilities                                216,349      251,781
Liabilities related to separate accounts         554,398      552,029
                                              ----------- ------------
Total liabilities                              8,447,138    8,267,934

Minority interest in subsidiaries                    200          191

Stockholders' equity                             822,706      832,611
                                              ----------- ------------
Total liabilities and stockholders' equity    $9,270,044   $9,100,736
                                              =========== ============

Common shares outstanding                     28,881,459   28,734,857
                                              =========== ============

FFG-1

    CONTACT: FBL Financial Group, Inc., West Des Moines
             Kathleen Till Stange, 515-226-6780
             ktillstange@fbfs.com